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                                   EXHIBIT 23
                              CONSENT OF KPMG LLP
                              DATED MARCH 28, 2001




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KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




The Board of Directors
HMN Financial, Inc.:

We consent to incorporation by reference of our report dated January 30, 2001, relating to the consolidated balance sheets of HMN Financial, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of HMN Financial, Inc., in the following Registration Statements of HMN Financial, Inc.: Nos. 33-88228, 33-94388, and 33-94386 on Form S-8.

/s/KPMG LLP
   KPMG LLP

Minneapolis, Minnesota
March 28, 2001